CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 19, 2004, relating to the financial statements and financial highlights which appear in the November 30, 2004 Annual Report to Shareholders of the Columbia Tax-Exempt Fund, Columbia Tax-Exempt Insured Fund, and Columbia Utilities Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 28, 2005